UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2008

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 18, 2008, Stratus Properties Inc. (“Stratus”) received a letter, as anticipated, from The NASDAQ Stock Market advising that Stratus is currently not in compliance with the continued listing requirements set forth in NASDAQ Marketplace Rule 4310(c)(14) because Stratus did not timely file its quarterly report on Form 10-Q for the quarter ended September 30, 2008 (the “Form 10-Q”). The NASDAQ letter advised that Stratus has 60 calendar days to submit a plan to regain compliance. Following review of such plan, NASDAQ staff can grant Stratus an exception, up to 180 calendar days from the due date of the Form 10-Q, or May 14, 2009, to regain compliance. The NASDAQ letter further advised Stratus that it will be placed on a list of non-compliant NASDAQ companies within two business days of November 18, 2008.

As previously reported, Stratus determined that the manner in which it had previously accounted for certain interest costs is not in accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Costs.”  Stratus further reported that it was possible that a restatement of prior period financial statements might be required.  The evaluation of this matter is not yet complete; however, Stratus believes the impact would be reduced net interest expense during the periods of capitalization, an increase in cost of sales as affected real estate has been sold and a net increase in real estate assets and retained earnings as of September 30, 2008. Stratus’ cash position at September 30, 2008 is not affected.

Stratus is working diligently to complete the preparation of the Form 10-Q and intends to timely submit a plan to regain compliance to NASDAQ. Upon Stratus’ filing of its Form 10-Q, Stratus will again be in compliance with NASDAQ Marketplace Rule 4310(c)(14).

A copy of the press release relating to this announcement is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ John E. Baker
----------------------------------------
John E. Baker
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)
Date:  November 20, 2008

Stratus Properties Inc.
Exhibit Index

Exhibit
Number

99.1	Press Release dated November 20, 2008, titled “Stratus Properties Inc. Receives Letter from NASDAQ Regarding its Third-Quarter 2008 Form 10-Q Filing.”